Southwest Georgia Financial  Corporation                              SGB
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251

News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                            For Immediate Release

        Southwest Georgia Financial Corporation Announces 10% Increase in Earnings per Share for the First Quarter of 2006

MOULTRIE, GEORGIA, April 19, 2006 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported net income of $1.085 million and earnings per diluted share of $.33 for the first quarter of 2006 compared with net income of $1.008 million and earnings per diluted share of $.30 for the first quarter of 2005.

DeWitt Drew, President and CEO commented, "Our first quarter performance and growth in net income reflects the effectiveness of our diversified sources of revenue. Our strong base of noninterest revenue provides a stable revenue stream in a challenging interest rate environment. Additionally, economic development is currently strong in our bank's geographic footprint due to the affordability of real estate and abundance of natural resources. As the area's prospective customer base grows, we intend on capitalizing on the opportunity to increase our loan portfolio as well as core deposit base."

Return on average equity for the first quarter of 2006 improved to 10.85% compared with 10.31% for the same period in 2005 and compared with 8.88% for the fourth quarter of 2005. Return on average assets for the quarter was 1.40%, an increase of 8 basis points compared with the same period in 2005, and up 21 basis points when compared with the last quarter of 2005.

Balance Sheet Trends and Asset Quality

At March 31, 2006, total assets grew 7.4% to $323.5 million from $301.3 million last year. Total loans increased 14% to $115.0 million compared with $100.9 million at March 31, 2005, and increased $10.4 million from the end of 2005. Deposits grew to $231.7 million at the end of the first quarter of 2006, up $6.5 million from the same period in 2005 and up $9.9 million from the end of the year.

The loan loss reserve coverage over total loans was 2.1%, while nonperforming assets to total assets decreased to 0.02%, a 22 basis point improvement over last year. Capital ratios well exceed the required regulatory levels.

Shareholders' equity was $40.1 million as of March 31, 2006, up from $38.7 million reported March 31, 2005. On a per share basis, book value at quarter end was $12.34, up from $11.82 compared with the same period in 2005. The Company has approximately 3.3 million shares of common stock outstanding.

Mr. Drew continued, "A large portion of earning assets are in fixed income securities providing us with a liquid and high quality balance sheet. During the quarter, we continued to move a portion of maturing investment securities into customer loans in order to improve the earnings potential of our asset base. Our changing asset mix and our efforts to control funding costs should prove beneficial."

Revenue

Net interest income for the first quarter of 2006 was $2.46 million compared with $2.58 million for the same period in 2005. The decrease was due primarily to higher funding costs which were partially offset by increases in interest income on loans and short term investments. The Company's net interest margin was 3.68% for the first quarter of 2006, down 21 basis points from the same period a year ago. Total interest expense was $1.368 million for the first quarter, up $372 thousand from the same period a year ago, due primarily to increased interest expense on deposits. The average rate paid on interest-bearing deposits increased 74 basis points for the quarter compared with the same period a year ago.

Noninterest income, which was slightly more than one-third of the Company's total revenue for the quarter, was $2.046 million for the first quarter, up 16.8% from the same period in 2005. The largest contributor to noninterest income, mortgage banking services, increased 18.3% to $1.032 million from last year's first quarter. The level and timing of recognizing income from the mortgage banking business is dependent on many factors related to originating and closing relatively large commercial mortgage loans, and therefore can fluctuate from quarter to quarter. Currently, the mortgage banking business has a strong pipeline of projects and services a $491 million portfolio of non-recourse loans. Revenue from service charges on deposit accounts increased 19.2% from the same period a year ago to $403 thousand for the quarter. Revenue from insurance services improved to $364 thousand, a 17.8% increase over the first quarter of 2005. Trust services and brokerage services also saw increases.

Total noninterest expense decreased to $3.038 million from $3.050 million for the first quarter of last year. The largest component of noninterest expense, salaries and employee benefits, increased slightly to $1.787 million for the first quarter from $1.759 million a year ago. All other major categories of noninterest expense were either relatively flat or had decreases in the first quarter of 2006 when compared with the first quarter of 2005.

Mr. Drew added, "We continue to evaluate strategies to grow shareholder value. We believe the quality and consistency of our earnings, and the assets which produce them, provide considerable value to our shareholders. In the meantime, we continue to explore options to create additional value."

Dividends and Share Repurchases

During the first three months of 2006, the company paid regular $0.13 per share quarterly cash dividends. The dividend currently has a yield of approximately 2.3% at an annual dividend rate of $0.52 per share.

Through the first three months of 2006, the Company has repurchased 6,600 shares at an average price of $24.38 per share. Since the stock repurchase program began in January 2000, the Company has repurchased a total of 553,695 shares of its common stock at an average price of $14.36 per share. The price per share data and the numbers of shares repurchased are adjusted for any stock splits or stock dividends.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $323 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has offices in Colquitt and Mitchell Counties. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:

                                www.sgfc.com.


SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION
                  (Dollars in thousands except per share data)
                                              (Unaudited)  (Audited)   (Audited)
                                                March 31, December 31, March 31,
                                                  2006       2005       2005
ASSETS
Cash and due from banks                         $ 22,667   $ 11,699   $ 11,173
Interest-bearing deposits with banks               6,875     10,156      6,430
Federal funds sold                                 5,814      3,550          0
Investment securities available for sale          47,626     48,043     53,405
Investment securities held to maturity           108,775    106,779    114,044
Federal Home Loan Bank stock, at cost              2,197      2,205      2,115
Loans, less unearned income and discount         115,048    104,635    100,888
 Allowance for loan losses                        (2,439)    (2,454)    (2,474)
  Net loans                                      112,609    102,181     98,414
Premises and equipment                             6,882      6,840      6,784
Foreclosed assets, net                                 0          0          0
Intangible assets                                  2,882      3,005      3,506
Other assets                                       7,172      6,816      6,115
  Total assets                                  $323,499   $301,274   $301,986

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-bearing                            $ 36,717   $ 36,910   $ 34,305
 NOW accounts                                     61,629     51,605     59,467
 Money market                                     19,990     17,079     12,473
 Savings                                          25,594     25,481     29,052
 Certificates of deposit $100,000 and over        22,289     23,691     24,030
 Other time accounts                              65,476     67,078     65,856
  Total deposits                                 231,695    221,844    225,183

 Federal funds purchased                               0          0          0
 Other borrowings                                  5,000      5,000      3,000
 Long-term debt                                   30,343     30,343     30,457
 Accounts payable and accrued liabilities         16,330      4,234      4,682
  Total liabilities                              283,368    261,421    263,322
Shareholders' equity:
 Common stock - par value $1; 5,000,000 shares
  authorized; 4,267,680 shares issued (*)          4,268      4,267      4,264
 Additional paid-in capital                       31,284     31,265     31,206
 Retained earnings                                14,985     15,258     13,210
 Accumulated other comprehensive income             (538)    (1,223)      (669)
  Total                                           49,999     49,567     48,011
Treasury stock - at cost (**)                     (9,868)    (9,714)    (9,347)
  Total shareholders' equity                      40,131     39,853     38,664
  Total liabilities and shareholders' equity    $323,499   $301,274   $301,986

*  Common stock - shares outstanding           3,252,168  3,257,768  3,271,408
** Treasury stock - shares                     1,015,512  1,008,912    992,112

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED  INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)
                                                      For the Three Months
                                                         Ended March 31,
                                                       2006*          2005
Interest income:
 Interest and fees on loans                         $   1,984      $   1,712
 Interest and dividend on securities
  available for sale                                      491            564
 Interest on securities held to maturity                1,124          1,222
 Dividends                                                 30             22
 Interest on federal funds sold                           116              0
 Interest on deposits with banks                           79             52
  Total interest income                                 3,824          3,572

Interest expense:
 Interest on deposits                                   1,073            719
 Interest on federal funds purchased                        0              0
 Interest on other borrowings                              30             20
 Interest on long-term debt                               265            257
  Total interest expense                                1,368            996
   Net interest income                                  2,456          2,576
Provision for loan losses                                   0             20
   Net interest income after provision
    for losses on loans                                 2,456          2,556

Noninterest income:
 Service charges on deposit accounts                      403            338
 Income from trust services                                75             72
 Income from retail brokerage services                     70             59
 Income from insurance services                           364            309
 Income from mortgage banking services                  1,032            872
 Net gain (loss) on the sale or
  abandonment of assets                                     6              3
 Net gain on the sale of securities                         0              0
 Other income                                              96             98
  Total noninterest income                              2,046          1,751

Noninterest expense:
 Salary and employee benefits                           1,787          1,759
 Occupancy expense                                        209            208
 Equipment expense                                        156            168
 Data processing expense                                  173            193
 Amortization of intangible assets                        123            123
 Other operating expense                                  590            599
  Total noninterest expense                             3,038          3,050

Income before income tax expense                        1,464          1,257
Provision for income taxes                                379            249
Net income                                          $   1,085      $   1,008

Net income per share, basic                         $    0.33      $    0.31
Net income per share, diluted                       $    0.33      $    0.30
Dividends paid per share                            $    0.13      $    0.13


Basic weighted average shares outstanding           3,255,990      3,275,464
Diluted weighted average shares outstanding         3,286,787      3,307,589





                SOUTHWEST GEORGIA FINANCIAL CORPORATION
                          Financial Highlights
              (Dollars in thousands except per share data)
At March 31                                      2006              2005
Assets                                        $ 323,499         $ 301,986
Loans, less unearned income & discount          115,048           100,888
Deposits                                        231,695           225,182
Shareholders' equity                             40,131            38,664
Book value per share                              12.34             11.82
Loan loss reserve/loans                            2.12%             2.45%
Nonperforming assets/total assets                  0.02%             0.24%

                                              Three Months Ended March 31,
                                                 2006              2005
Net income                                    $   1,085         $   1,008
Earnings per share, basic                          0.33              0.31
Earnings per share, diluted                        0.33              0.30
Dividends paid per share                           0.13              0.13
Return on assets                                   1.40%             1.32%
Return on equity                                  10.85%            10.31%
Net interest margin (tax equivalent)               3.68%             3.89%
Net charge offs (recoveries)/ average loans        0.06%             0.21%



Quarterly                      1st Qtr   4th Qtr   3rd Qtr   2nd Qtr   1st Qtr
Averages                         2006      2005      2005      2005      2005
Assets                         $309,746  $300,526  $295,783  $299,337  $306,043
Loans, less unearned income
 & discount                     106,388   106,629   107,654   104,014    99,801
Deposits                        230,071   220,608   214,236   221,296   228,476
Equity                           40,010    40,141    39,972    39,198    39,104
Return on assets                   1.40%     1.19%     1.61%     1.66%     1.32%
Return on equity                  10.85%     8.88%    11.91%    12.66%    10.31%
Net income                     $  1,085  $    891  $  1,190  $  1,240  $  1,008
Net income per share, basic    $   0.33  $   0.27  $   0.36  $   0.38  $   0.31
Net income per share, diluted  $   0.33  $   0.27  $   0.36  $   0.38  $   0.30
Dividends paid per share       $   0.13  $   0.13  $   0.13  $   0.13  $   0.13

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